UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2016

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 21, 2016, KCG Holdings, Inc. (“KCG”) and Daniel Coleman, the Chief Executive Officer of KCG, entered into an amended and restated employment agreement (the “Employment Agreement”), which amended and restated the previous employment agreement between KCG and Mr. Coleman, dated as of July 1, 2013, and which provides for Mr. Coleman’s employment as Chief Executive Officer of KCG for a term beginning on April 21, 2016 and ending on December 31, 2018. During the term, the Board will continue to nominate Mr. Coleman to serve as a member of the Board unless prohibited by applicable law. Following the term, Mr. Coleman will be available to consult on transition matters and to provide general advisory services to the Company, as may be reasonably requested by the Company from time to time, provided that in no event will Mr. Coleman provide more than 200 hours of such services over the duration of the non-competition period described below, nor will Mr. Coleman receive any compensation in consideration for providing such advisory services.

The Employment Agreement provides for, among other things: (1) that Mr. Coleman will continue to receive an annual base salary of $1,000,000; (2) that Mr. Coleman will be eligible for an annual incentive award for the 2016 calendar year delivered 65% in restricted stock units and 35% in cash, with a target of $7,000,000 and (3) the grant of 2,000,000 performance stock options with an exercise price of the greater of the fair market value on the date of grant and $23.35 (the “Performance Options”). The Performance Options have a five year term and subject to certain exceptions set forth in the Employment Agreement, will vest in three equal installments on each of December 31, 2016, December 31, 2017 and December 31, 2018, subject to Mr. Coleman’s continued employment.

Mr. Coleman will be subject to a covenant not to compete with KCG or its affiliates during his employment and for a period of 12 months following his termination for any reason and to a covenant not to solicit employees during his employment and for a period of 36 months following his termination for any reason. If Mr. Coleman breaches the non-competition or non-solicitation covenants, he must forfeit all unexercised Performance Options (whether vested or unvested) and repay to KCG any gains that he received after the end of his employment from the exercise of Performance Options and from the vesting of any annual incentive paid in the form of equity. Following a “change in control” (as defined in the Employment Agreement), each of the non-competition period and non-solicitation period will be reduced to six months following his termination without “cause” or a termination with “good reason”. Mr. Coleman’s obligation to comply with the non-competition and non-solicitation covenants survives the end of the term of the Employment Agreement.

If Mr. Coleman’s employment is terminated during the term of the Employment Agreement by KCG without “cause” or by Mr. Coleman for “good reason” (each as defined in the Employment Agreement), subject to his execution of a release, Mr. Coleman will be entitled to receive: (1) subject to compliance with non-competition and non-solicitation covenants described above, (A) continued vesting of his Performance Options (which will remain exercisable until they expire at the completion of their 5 year term), (B) continued vesting of any annual incentive paid in the form of equity, and (C) non-compete/non-solicit payments equal, in the aggregate, to $2,000,000, paid in equal monthly installments over the course of his non-competition period described above; (2) any earned but unpaid annual incentive for the fiscal year ending immediately before termination, paid 100% in cash; (3) an annual incentive for the fiscal year in which the termination occurs, paid 100% in cash and prorated for the number of days elapsed during the year prior to the termination; and (4) payment of COBRA health insurance premiums for up to 12 months following termination.

Upon a resignation by Mr. Coleman without “good reason”, during the term of the Employment Agreement: (1) subject to his execution of a release and his compliance with non-competition and non-solicitation covenants described above, (A) Mr. Coleman’s vested Performance Options will remain exercisable until they expire at the completion of their 5 year term, (B) Mr. Coleman’s annual incentive paid in the form of equity that was earned during the term will continue to vest and (C) Mr. Coleman will be entitled to receive the non-compete/non-solicit payments described above, and (2) Mr. Coleman will forfeit any unpaid annual incentives and any unvested Performance Options.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1 –	Amended and Restated Employment Agreement, dated as of April 21, 2016, by and between KCG Holdings, Inc. and Daniel Coleman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: April 22, 2016

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of April 21, 2016, by and between KCG Holdings, Inc. and Daniel Coleman.